UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 7, 2005
Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On February 7, 2005, the Company released its earnings for the fourth quarter ended December 25, 2004. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Press release dated February 7, 2005 announcing Weis Markets, Inc. fourth quarter 2004 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: February 7, 2005

By:  /s/ William R. Mills
 William R. Mills
Senior Vice President and Treasurer/CFO

EXHIBIT INDEX

Exhibit No.                                                                             Description

  99.1            Press release dated February 7, 2005 announcing Weis Markets, Inc. fourth quarter 2004 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	February 7, 2005
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS REPORTS INCREASED 4TH QUARTER SALES AND NET INCOME

(SUNBURY, PA) – Weis Markets, Inc. (NYSE:WMK) today said its fourth quarter sales increased 3.1% to $537 million and that its comparable store sales were up 3.1% during the 13 week period ending December 25, 2004 compared to the same period in 2003.

The Company's fourth quarter results represent the 14th consecutive quarterly increase in its comparable store sales.

The Company's fourth quarter net income increased 6.7% to $15.1 million. Fourth quarter basic and diluted earnings per share increased to $.56 per share compared to $.52 per share for the same period in 2003.

The Company said its fourth quarter sales were positively impacted by:

  The continuing strong performance of its perishable departments and core center store categories.
  Aggressive and targeted promotional activity in key markets.

  The Company's fourth quarter net income was affected by:

  A 30.3% increase in associate medical insurance costs. The Company is currently self-insured for the majority of its associate health-care benefit programs.
  A $1.1 million write-off of a former store site owned by the Company that was demolished and replaced in the fourth quarter of 2004.
  The reduction in the Company's effective tax rate from 2003 to 2004 was due to a change in estimate related to the final settlement of certain income tax audits during 2004, which resulted in a $2.5 million increase in net income.

  Fiscal 2004 Results

  For the 52-week period ending December 25, 2004, Company sales increased 2.7% to $2.1 billion and comparable store sales increased 3.0%. In 2004, the Company's net income increased 4.8% to $57.2 million and its basic and diluted earnings per share increased $.10 to $2.11 per share.

  In addition to the reasons detailed in the fourth quarter summary, the Company's year-to-date net income was affected by a pre-tax impairment loss of $1.4 million on a closed store facility sold in July 2004.

  Founded in 1912, Weis Markets currently operates 157 stores in six states: Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia. Weis Markets also owns SuperPetz, a pet supply superstore chain with 33 units in eleven states.

       In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

       The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc.
COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS
Fourth Quarter - 2004
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	Dec. 25, 2004	Dec. 27, 2003	(Decrease)
Net Sales	$537,031,000	$520,757,000	3.1%
Income Before Taxes	20,347,000	22,672,000	(10.3%)
Provision for Income Taxes	5,249,000	8,523,000	(38.4%)
Net Income	$15,098,000	$14,149,000	6.7%

Weighted-Average
Shares Outstanding	27,059,000	27,168,000	(109,000)
Basic and Diluted
Earnings Per Share	$0.56	$0.52	$0.04

	52 Week	52 Week
	Period Ended	Period Ended	Increase
	Dec. 25, 2004	Dec. 27, 2003	(Decrease)
Net Sales	$2,097,712,000	$2,042,499,000	2.7%
Income Before Taxes	87,603,000	88,204,000	(0.7%)
Provision for Income Taxes	30,412,000	33,628,000	(9.6%)
Net Income	$57,191,000	$54,576,000	4.8%

Weighted-Average
Shares Outstanding	27,098,000	27,186,000	(88,000)
Basic and Diluted
Earnings Per Share	$2.11	$2.01	$0.10